Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER FINANCIAL RESULTS

Bedminster, N.J. – October 27, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announced its third quarter 2026 financial results.

This earnings release should be read in conjunction with the Company’s Q3 2026 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a Current Report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company reported third quarter 2026 financial results that reflect continued execution of its private banking strategy and earnings momentum. Total revenue increased 24% year-over-year to $87.5 million, representing the Company's tenth consecutive quarter of revenue growth, as net interest income increased 33% to $67.5 million and net interest margin expanded to 3.34%. Wealth management fee income of $17.3 million represented 20% of total revenue. At the same time, operating expenses increased only 5% year-over-year and declined on a linked-quarter basis, producing another quarter of meaningful positive operating leverage. These results reflect the maturation of the Company's strategic investments across the Metropolitan New York market and reinforce management's confidence in the long-term earnings power of the franchise. The Company continued to generate relationship-based balance sheet growth, with total loans reaching $7.1 billion and deposits reaching $7.4 billion at September 30, 2026.

Douglas L. Kennedy, President and CEO stated, “Our investments in experienced teams across New York City, Westchester and Long Island are translating into deeper client relationships and strong loan and deposit growth. We have built the capabilities and geographic presence to serve more of our clients’ financial needs, and the earnings contribution from that platform continues to grow."

Mr. Kennedy added, "We enter the fourth quarter with strong pipelines and confidence in our teams. Our focus is on increasing productivity across the platform we have built, maintaining pricing and expense discipline, and translating continued relationship growth into higher returns. Credit and capital discipline remain central to that execution.”

Our third quarter results reflect continued momentum and sustainability in delivering enhanced shareholder value. The continued growth in net interest income and expansion in net interest margin, together with disciplined expense management, led to net income available to common shareholders of $18.5 million, or $0.99 per diluted share for the third quarter, compared to $15.8 million, or $0.86 per diluted share, for the linked quarter and $9.6 million, or $0.54 per diluted share for the quarter ended September 30, 2025. Net income available to common shareholders increased 17% on a linked-quarter basis, and diluted earnings per share increased 83% year-over-year. Operating expenses declined 1% sequentially to $55.1 million; the GAAP efficiency ratio improved 166 basis points to 63.03%. Asset quality also improved, with nonperforming assets declining 20% sequentially to $55.8 million, or 0.68% of total assets. Tangible book value per share increased 6% year-over-year to $36.24 at September 30, 2026.

During the first quarter the Company announced a commitment by Strategic Value Bank Partners to purchase up to $50 million of convertible preferred stock. Strategic Value Bank Partners is a well-known, long-term investor primarily focused on the banking sector. The commitment included an initial $30 million private placement of the preferred stock which closed during March 2026 with the ability to issue an additional $20 million through the end of 2027. Based on this quarter’s results and projected growth rates, we elected to issue the remaining $20 million of our 6% non-cumulative perpetual convertible preferred stock on July 24, 2026.

Third Quarter Highlights:

•
Net income available to common shareholders of $18.5 million, or $0.99 per diluted share
•
Total revenue of $87.5 million, representing the tenth consecutive quarter of revenue growth
•
Net interest income: $67.5 million, up 6% compared to the linked quarter and 33% year-over-year
•
Net interest margin: 3.34%, an increase of two basis points compared to the linked quarter and 53 basis points year-over-year
•
Loan growth: $7.1 billion in total loans, an increase of $1.1 billion year-over-year
•
Deposits: $7.4 billion at September 30, 2026, an increase of $796 million year-over-year
•
Wealth management: $13.6 billion in assets under management and administration, up 6% year-over-year
•
Wealth management fee income: $17.3 million or 20% of total revenue
•
Shareholders' equity: $735.6 million at September 30, 2026, an increase of $93 million year-over-year
•
Tangible book value per share increased 6% year-over-year to $36.24. Book value per share increased 6% year-over-year to $38.67

Key Financial Metrics	Q3 2026	Q2 2026	Q3 2025
Net income available to common shareholders ($ millions)	$18.5	$15.8	$9.6
Diluted EPS	$0.99	$0.86	$0.54
Net interest income ($ millions)	$67.5	$63.9	$50.6
Net interest margin	3.34%	3.32%	2.81%
Total revenue ($ millions)	$87.5	$86.1	$70.7
Operating expenses ($ millions)	$55.1	$55.7	$52.3
Pre-provision net revenue ($ millions)	$32.3	$30.4	$18.4
Return on average assets (annualized)	0.93%	0.81%	0.53%
Return on average common equity (annualized)	10.70%	9.34%	6.12%

Earnings and Operating Leverage

The Company generated strong revenue growth of 24% year-over-year, with total revenue of $87.5 million for the third quarter of 2026, compared to $86.1 million for the second quarter of 2026 and $70.7 million for the third quarter of 2025. Revenue growth was primarily attributable to the consistent improvement in net interest income over the last twelve months. The increase in revenue and continued expense discipline translated into higher earnings driving positive operating leverage and improved profitability.

Operating expenses decreased to $55.1 million for the third quarter of 2026, compared to $55.7 million for the second quarter of 2026. Operating expenses were $52.3 million for the third quarter of 2025. The GAAP efficiency ratio improved for an eighth consecutive quarter to approximately 63%.

Net Interest Income and Margin

Net interest income totaled $67.5 million for the third quarter of 2026, an increase of $3.6 million, or 6%, from the second quarter of 2026 and an increase of $16.9 million, or 33%, from the third quarter of 2025. Net interest margin expanded to 3.34% compared to 3.32% in the prior quarter and 2.81% in the third quarter of 2025, continuing the upward trend over the past several quarters. This improvement in net interest income and net interest margin was primarily driven by balance sheet repositioning, disciplined pricing and improved earning-asset yields.

Loans / Commercial Banking

Total loans increased $403 million, or 24% on an annualized basis, to $7.1 billion at September 30, 2026, compared to $6.7 billion at June 30, 2026. Loans have grown $1.1 billion year-over-year. Growth remained concentrated in our core areas of strength, particularly C&I and commercial real estate. Commercial mortgage activity was bolstered by sponsor demand for stabilized assets and refinancing activity. C&I growth was driven by business expansion and capital investment. Total C&I loans and leases at September 30, 2026 were $3.1 billion, or 43% of the total loan portfolio.

Mr. Kennedy noted, “The strength of our loan growth is measured not only by its pace, but also by its quality. Our bankers continue to onboard core relationships, delivering a coordinated approach that integrates commercial banking, personal banking, treasury management and wealth management through a single point of contact. This relationship model deepens client engagement and enables us to compete effectively with much larger institutions."

Wealth Management

John Babcock, President of the Bank’s Wealth Management Division, stated, “Wealth Management generated $346 million of gross client inflows during the quarter, reflecting the strength of our client relationships and the breadth of our advisory platform. We continue to deepen those relationships by bringing investment management, trust, tax, financial planning and other specialized services together with the Bank’s lending and liquidity capabilities to serve clients and their families over time.”

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $301 million, or 17% annualized, to $7.4 billion at September 30, 2026, from $7.1 billion at June 30, 2026. Relationship-based deposits have created solid franchise value for our Company. Noninterest-bearing deposits increased $232 million year-over-year, representing 29% of total deposit growth over the last twelve months and a meaningful component of total funding, supporting both margin expansion and balance sheet stability. In addition, short-term borrowings increased $206 million during the third quarter of 2026 to supplement deposit funding and support continued loan growth, while maintaining appropriate liquidity levels.

The Company’s liquidity profile remains strong with a loan-to-deposit ratio of 96%. At September 30, 2026, the Company’s balance sheet liquidity totaled $1.1 billion, or 13% of total assets. The Company maintains additional liquidity resources of approximately $4.2 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $5.3 billion at September 30, 2026, which amounted to 214% of the total uninsured/uncollateralized deposits currently on the Company's balance sheet. The Company continues to maintain a well-diversified funding base with a high level of operating deposits and no reliance on brokered funding.

Income Taxes

The effective tax rate was 20.5% for the September 2026 quarter, compared to 28.4% for the June 2026 quarter and 29.2% for the quarter ended September 30, 2025. The effective tax rate for the third quarter of 2026 included a discrete income tax benefit of approximately $1.8 million related to the purchase of transferable production tax credits.

Asset Quality / Provision for Credit Losses

Nonperforming assets decreased to $57.8 million, or 0.68% of total assets compared to $72.2 million, or 0.91% of total assets, at June 30, 2026. The decrease in nonperforming assets during the third quarter of 2026 reflects the Company's concentrated effort to resolve problem loans. Loans past due 30 through 89 days and still accruing decreased to $39.4 million, or 0.56% of total loans at September 30, 2026, compared to $48.1 million, or 0.72% of total loans, at June 30, 2026.

Mr. Kennedy noted, “During the quarter, we made progress in reducing nonperforming assets and delinquent loan balances, while loans subject to special mention and classified also declined. These trends reflect our active management of individual credit situations and the progress we are making in resolving them. We remain focused on disciplined underwriting, proactive portfolio oversight and maintaining reserve coverage that is appropriate for the risk profile of the portfolio."

The provision for credit losses totaled $8.5 million for the third quarter of 2026, compared to $8.1 million for the second quarter of 2026 and $4.8 million for the September 30, 2025 quarter. During the third quarter of 2026, approximately $5.0 million of the provision was attributable to loan growth of $403 million while $4.6 million related to increases in specific reserves, partially offset by improved economic factors.

At September 30, 2026, the allowance for credit losses ("ACL") was $73.0 million (1.03% of total loans), compared to $69.2 million (1.04% of total loans) at June 30, 2026. The increase in the ACL was due to the provision for credit losses of $8.5 million, partially offset by net charge-offs of $4.7 million. Charge-offs consisted of $1.7 million during the period related to two multifamily properties and $2.8 million related to seven commercial and industrial loans. These charge-offs were partially offset by recoveries of $25,000 during the third quarter of 2026.

Capital

The Company’s capital position remained solid during the third quarter of 2026 and continued to benefit from earnings generation. Based on our continued growth, we elected in July to issue the remaining $20 million of our 6% non-cumulative perpetual convertible preferred stock available under the $50 million commitment announced in the first quarter. Based on current results, projected growth and capital needs, management determined that completing the remaining issuance was appropriate to support continued relationship-based balance sheet growth, while maintaining prudent capital levels.

To further support capital, the Company has reinstated the feature in our Dividend Reinvestment Plan which will allow participants to purchase shares of our common stock through the Plan at a 3% discount to the current market price. This enhancement will become effective beginning with the Company's next dividend payment in November 2026.

Tangible book value per share increased 6% to $36.24 per share at September 30, 2026 from $34.10 at September 30, 2025. Book value per share increased 6% to $38.67 per share at September 30, 2026 compared to $36.62 at September 30, 2025.

As of September 30, 2026, the Company and the Bank maintained strong regulatory capital ratios. The Tier 1 Leverage Ratio at September 30, 2026 was 9.13% for the Bank and 9.29% for the Company, while the Common Equity Tier 1 Ratio was 10.59% for the Bank and 10.06% for the Company. Where applicable, such ratios remain well above regulatory well capitalized standards.

Investor Conference Call

Peapack-Gladstone Financial Corporation's CEO Douglas Kennedy will host a conference call with investors and the financial community on October 28, 2026 at 11:00 a.m. (ET) to review third quarter 2026 financial results. The live audio webcast and presentation slides will be available using the following link: https://events.q4inc.com/attendee/855592172 or join the toll-free teleconference by dialing 1-833-461-5787 and entering access code 855 592 172. Investor presentation materials will be made available prior to the conference call by going to the Investor Relations page on our Company website at www.peapackprivate.com. A replay will be available under the Events & Presentation section on our Investor Relations website.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $8.5 billion and assets under management and/or administration of $13.6 billion as of September 30, 2026. Founded in 1921, Peapack Private Bank & Trust is a boutique private bank serving successful individuals, families, business owners, family offices, and their trusted advisors through personalized relationships and bespoke banking, lending, wealth management, investment banking, and trust solutions. Distinguished by a relationship-first approach, every client is supported by a dedicated relationship manager who provides thoughtful guidance, seamless coordination, and access to the Bank's full breadth of expertise. The Bank's Wealth Management division delivers sophisticated investment management, fiduciary, tax, estate, and financial planning strategies designed to help clients preserve, grow, and transfer wealth across generations. Defined by discretion, exceptional service, and enduring relationships, Peapack Private is committed to helping clients achieve their financial goals while protecting the legacy they have built. For more information, visit www.peapackprivate.com.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2026 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment, the shape of the yield curve and/or our highly competitive market;
•
declines in the value of our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
changes in the methodology and assumptions used to calculate the allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies, trade restrictions and retaliatory measures impacting our borrowers and the broader economy;
•
the impact of any federal government shutdown, debt ceiling impasses or fiscal uncertainty;
•
the failure to maintain current technologies and/or to successfully implement future information technology enhancements and the operational risks associated with the adoption of artificial intelligence and other emerging technologies;
•
risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to attract and retain key employees;
•
demand for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or

•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2025. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2026	2026	2026	2025	2025
Income Statement Data:
Interest income	$106,871	$100,210	$95,049	$93,984	$92,545
Interest expense	39,379	36,289	35,153	37,442	41,972
Net interest income	67,492	63,921	59,896	56,542	50,573
Wealth management fee income	17,279	17,220	16,503	16,064	15,798
Service charges and fees	1,443	1,390	1,359	1,317	1,184
Capital markets revenue	131	925	544	873	901
Other income	1,143	2,596	4,191	3,405	2,238
Total other income	19,996	22,131	22,597	21,659	20,121

Total revenue	87,488	86,052	82,493	78,201	70,694

Compensation expense	29,879	29,352	29,782	28,399	28,613
Benefits expense	9,427	10,250	9,583	8,397	8,143
Premises and equipment	7,190	7,009	6,858	7,142	6,676
FDIC insurance expense	1,557	1,495	1,388	1,565	1,345
Professional and legal fees	1,509	1,532	1,554	1,868	1,972
Trust department expense	1,186	1,189	1,180	1,139	1,111
Loan expense	430	687	556	905	475
Advertising	377	468	267	329	651
Other expenses	3,593	3,685	4,272	3,794	3,311
Total operating expenses	55,148	55,667	55,440	53,538	52,297
Pretax income before provision for credit losses	32,340	30,385	27,053	24,663	18,397
Provision for credit losses	8,499	8,088	7,327	7,671	4,790
Income before income taxes	23,841	22,297	19,726	16,992	13,607
Income tax expense	4,895	6,325	5,573	4,833	3,976
Net Income	18,946	15,972	14,153	12,159	9,631
Dividends on preferred stock	495	195	—	—	—
Net income available to common shareholders	$18,451	$15,777	$14,153	$12,159	$9,631

Per Common Share Data:
Earnings per share (basic)	$1.04	$0.89	$0.80	$0.69	$0.55
Earnings per share (diluted)	0.99	0.86	0.80	0.69	0.54
Weighted average number of common shares outstanding:
Basic	17,727,852	17,717,883	17,585,846	17,558,019	17,576,899
Diluted	19,069,474	18,625,408	17,760,678	17,705,355	17,686,979
Performance Ratios:
Return on average assets annualized (ROAA)	0.93%	0.81%	0.74%	0.65%	0.53%
Return on average common equity annualized (ROACE)	10.70%	9.34%	8.53%	7.51%	6.12%
Return on average tangible common equity annualized (ROATCE) (A)	11.41%	9.98%	9.13%	8.06%	6.59%
Net interest margin (tax-equivalent basis)	3.34%	3.32%	3.26%	3.08%	2.81%
GAAP efficiency ratio (B)	63.03%	64.69%	67.21%	68.46%	73.98%
Operating expenses / average assets annualized	2.70%	2.83%	2.92%	2.88%	2.87%

(A) Return on average tangible common equity is calculated by dividing annualized net income available to common shareholders by average tangible common equity. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
	September 30,		Change
	2026	2025	$	%
Income Statement Data:
Interest income	$302,130	$268,541	$33,589	13%
Interest expense	110,821	124,173	(13,352)	-11%
Net interest income	191,309	144,368	46,941	33%
Wealth management fee income	51,002	47,176	3,826	8%
Service charges and fees	4,192	3,490	702	20%
Capital markets revenue	1,600	2,155	(555)	-26%
Other income	7,930	7,605	325	4%
Total other income	64,724	60,426	4,298	7%

Total revenue	256,033	204,794	51,239	25%

Compensation expense	89,013	83,160	5,853	7%
Benefits expense	29,260	25,536	3,724	15%
Premises and equipment	21,057	19,471	1,586	8%
FDIC insurance expense	4,440	3,245	1,195	37%
Professional and legal fees	4,595	4,807	(212)	-4%
Trust department expense	3,555	3,246	309	10%
Loan expense	1,673	1,847	(174)	-9%
Advertising	1,112	1,724	(612)	-35%
Other expenses	11,550	10,594	956	9%
Total operating expenses	166,255	153,630	12,625	8%
Pretax income before provision for credit losses	89,778	51,164	38,614	75%
Provision for credit losses	23,914	15,847	8,067	51%
Income before income taxes	65,864	35,317	30,547	86%
Income tax expense	16,793	10,150	6,643	65%
Net Income	49,071	25,167	23,904	95%
Dividends on preferred stock	690	—	690	N/A
Net income available to common shareholders	$48,381	$25,167	$23,214	92%

Per Common Share Data:
Earnings per share (basic)	$2.74	$1.43	$1.31	92%
Earnings per share (diluted)	2.65	1.42	1.23	87%
Weighted average number of common shares outstanding:
Basic	17,677,714	17,630,517	47,197	0%
Diluted	18,500,371	17,763,871	736,500	4%
Performance Ratios:
Return on average assets (ROAA)	0.83%	0.47%	0.36%	77%
Return on average common equity (ROAE)	9.54%	5.41%	4.13%	76%
Return on average tangible common equity (ROATCE) (A)	10.19%	5.83%	4.36%	75%
Net interest margin (tax-equivalent basis)	3.30%	2.76%	0.54%	20%
GAAP efficiency ratio (B)	64.93%	75.02%	(10.09)%	-13%
Operating expenses / average assets	2.81%	2.87%	(0.06)%	-2%

(A) Return on average tangible common equity is calculated by dividing annualized net income available to common shareholders by average tangible common equity. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2026	2026	2026	2025	2025
ASSETS
Cash and due from banks	$9,039	$8,388	$9,220	$8,712	$8,514
Interest-earning deposits	259,843	245,506	244,194	179,108	338,672
Total cash and cash equivalents	268,882	253,894	253,414	187,820	347,186
Securities available for sale	811,994	752,440	710,046	774,203	756,578
Securities held to maturity	77,350	78,560	79,478	95,862	97,414
CRA equity security, at fair value	12,818	13,320	13,375	13,459	13,403
FHLB and FRB stock, at cost (A)	22,199	12,931	14,170	14,605	11,387

Residential mortgage	670,985	679,234	662,949	648,216	649,523
Multifamily mortgage	1,832,595	1,804,380	1,824,882	1,862,592	1,796,533
Commercial mortgage	1,137,877	981,896	887,712	774,428	689,166
Commercial and industrial loans	3,071,232	2,935,914	2,797,352	2,726,379	2,662,661
Consumer loans	311,167	220,961	210,731	187,360	171,811
Home equity lines of credit	56,702	55,136	58,194	59,306	57,166
Other loans	1,128	1,108	860	342	405
Total loans	7,081,686	6,678,629	6,442,680	6,258,623	6,027,265
Less: Allowance for credit losses	72,951	69,167	67,026	71,039	68,642
Net loans	7,008,735	6,609,462	6,375,654	6,187,584	5,958,623

Premises and equipment	41,983	40,830	39,322	39,164	37,756
Other real estate owned	96	908	—	—	—
Accrued interest receivable	35,297	34,060	33,115	31,971	34,120
Bank owned life insurance	48,266	48,071	47,896	47,761	48,381
Goodwill and other intangible assets	43,116	43,352	43,595	43,839	44,111
Finance lease right-of-use assets	739	774	809	844	879
Operating lease right-of-use assets	43,399	38,098	38,079	39,886	37,692
Other assets	82,672	43,593	50,012	49,411	52,112
TOTAL ASSETS	$8,497,546	$7,970,293	$7,698,965	$7,526,409	$7,439,642

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,555,544	$1,624,244	$1,544,515	$1,428,745	$1,323,492
Interest-bearing demand deposits	3,658,620	3,497,096	3,533,203	3,448,497	3,509,403
Savings	103,933	111,710	114,955	105,123	104,524
Money market accounts	1,670,251	1,448,916	1,222,405	1,197,995	1,226,506
Certificates of deposit – Retail	370,034	375,633	411,688	408,219	397,338
Certificates of deposit – Listing Service	—	—	—	400	899
Total deposits	7,358,382	7,057,599	6,826,766	6,588,979	6,562,162
Short-term borrowings	281,119	74,854	63,830	73,267	—
Finance lease liability	1,060	1,103	1,145	1,186	1,227
Operating lease liability	46,804	41,493	41,458	43,294	41,139
Subordinated debt, net	—	—	—	99,030	98,981
Due to brokers	—	9,642	—	—	25,125
Other liabilities	74,555	69,817	66,562	62,447	68,458
TOTAL LIABILITIES	7,761,920	7,254,508	6,999,761	6,868,203	6,797,092
Shareholders’ equity	735,626	715,785	699,204	658,206	642,550
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$8,497,546	$7,970,293	$7,698,965	$7,526,409	$7,439,642
Assets under management and / or administration at Peapack Private Bank & Trust's Wealth Management Division (market value, not included above-dollars in billions)	$13.6	$13.9	$13.1	$13.1	$12.9

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2026	2026	2026	2025	2025
Asset Quality:
Loans past due over 90 days and still accruing (A)	$200	$3,300	$—	$—	$—
Nonaccrual loans	57,535	68,034	59,321	68,243	84,142
Other real estate owned	96	908	—	—	—
Total nonperforming assets	$57,831	$72,242	$59,321	$68,243	$84,142

Nonperforming loans to total loans	0.82%	1.07%	0.92%	1.09%	1.40%
Nonperforming assets to total assets	0.68%	0.91%	0.77%	0.91%	1.13%

Performing modifications (B)(C)	$38,388	$27,268	$85,835	$95,266	$101,501

Loans past due 30 through 89 days and still accruing (D)	$39,379	$48,080	$47,053	$26,555	$28,817

Loans subject to special mention	$56,380	$59,832	$75,935	$51,027	$56,534

Classified loans	$89,498	$97,713	$90,583	$118,912	$134,982

Individually evaluated loans	$57,535	$68,034	$59,321	$68,243	$84,142

Allowance for credit losses ("ACL"):
Beginning of quarter	$69,167	$67,026	$71,039	$68,642	$81,770
Provision for credit losses (E)	8,436	8,012	7,322	7,659	4,871
(Charge-offs)/recoveries, net (F)	(4,652)	(5,871)	(11,335)	(5,262)	(17,999)
End of quarter	$72,951	$69,167	$67,026	$71,039	$68,642

ACL to nonperforming loans	126.35%	96.96%	112.99%	104.10%	81.58%
ACL to total loans	1.03%	1.04%	1.04%	1.14%	1.14%
Collectively evaluated ACL to total loans (G)	0.97%	0.97%	0.94%	0.94%	0.95%

(A) Related to one matured, well secured multifamily loan. Closing is pending resolution of certain legal matters at June 30, 2026.

(B) Amounts reflect modifications that are paying according to modified terms.

(C) Excludes modifications included in nonaccrual loans of $24.7 million at September 30, 2026, $21.6 million at June 30, 2026, $19.6 million at March 31, 2026, $36.0 million at December 31, 2025 and $37.6 million at September 30, 2025.

(D) Includes one equipment financing relationship of $10.3 million that was in the process of restructuring at June 30, 2026.

(E) Excludes provision of $63,000 at September 30, 2026, provision of $76,000 at June 30, 2026, provision of $5,000 at March 31, 2026, provision of $12,000 at December 31, 2025 and a credit of $81,000 at September 30, 2025.

(F) Includes charge-offs of $1.7 million related to two multifamily loans and $2.8 million related to seven commercial and industrial loans for the quarter ended September 30, 2026. Includes charge-offs of $4.8 million related to one multifamily loan and $995,000 related to one commercial mortgage for the quarter ended June 30, 2026. Includes charge-offs of $7.8 million related to two commercial and industrial loans and $3.5 million to one multifamily loan for the quarter ended March 31, 2026. Includes charge-offs of $6.3 million related to two multifamily loans for the quarter ended December 31, 2025. Includes charge-offs of $6.7 million related to three multifamily loans and $11.3 million related to one equipment financing relationship for the quarter ended September 30, 2025.

(G) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	September 30,	December 31,	September 30,
	2026	2025	2025
Capital Adequacy
Common equity to total assets (A)	8.07%	8.75%	8.64%
Tangible common equity to tangible assets (B)	7.60%	8.21%	8.09%
Book value per share (C)	$38.67	$37.49	$36.62
Tangible book value per share (D)	$36.24	$34.99	$34.10

(A) Common equity to total assets is calculated as total shareholders’ equity, less preferred stock, as a percentage of total assets at quarter end.

(B) Tangible common equity is calculated by subtracting goodwill, other intangible assets and preferred stock from shareholders' equity. Tangible assets is calculated by subtracting the balance of goodwill and other intangible assets from total assets. Tangible common equity as a percentage of tangible assets at quarter end is calculated by dividing tangible common equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity, less preferred stock, by quarter end common shares outstanding.

(D) Tangible book value per share excludes goodwill and other intangible assets. Tangible book value per share is calculated by dividing tangible common equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	September 30,		December 31,		September 30,
	2026		2025		2025
Regulatory Capital – Holding Company
Tier I leverage	$760,887	9.29%	$660,696	8.87%	$647,549	8.86%
Tier I capital to risk-weighted assets	760,887	10.77	660,696	10.33	647,549	10.47
Common equity tier I capital ratio to risk-weighted assets	710,828	10.06	660,637	10.33	647,543	10.47
Tier I & II capital to risk-weighted assets	834,593	11.81	811,375	12.68	815,770	13.20

Regulatory Capital – Bank
Tier I leverage (E)	$747,076	9.13%	$735,931	9.89%	$722,684	9.89%
Tier I capital to risk-weighted assets (F)	747,076	10.59	735,931	11.52	722,684	11.70
Common equity tier I capital ratio to risk-weighted assets (G)	747,017	10.59	735,872	11.52	722,678	11.70
Tier I & II capital to risk-weighted assets (H)	820,782	11.63	807,580	12.64	791,924	12.82

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($327 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($600 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($494 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($741 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2026	2026	2026	2025	2025
Residential loans retained	$25,698	$52,253	$29,376	$18,993	$18,323
Residential loans sold	2,077	4,792	4,680	2,544	445
Total residential loans	27,775	57,045	34,056	21,537	18,768
Commercial real estate	183,231	136,077	138,570	130,790	78,825
Multifamily	58,895	46,500	31,825	100,611	47,991
Commercial (C&I) loans (A) (B)	514,517	383,129	274,269	358,468	453,554
SBA	—	—	11,445	2,666	6,821
Wealth lines of credit (A)	12,450	23,255	5,225	3,925	2,700
Total commercial loans	769,093	588,961	461,334	596,460	589,891
Installment loans	123,422	26,844	30,171	40,428	47,115
Home equity lines of credit (A)	10,394	4,369	6,638	3,929	11,755
Total loans closed	$930,684	$677,219	$532,199	$662,354	$667,529

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2026	2025
Residential loans retained	$107,327	$78,470
Residential loans sold	11,549	6,231
Total residential loans	118,876	84,701
Commercial real estate	457,878	150,191
Multifamily	137,220	128,141
Commercial (C&I) loans (A) (B)	1,171,915	911,507
SBA	11,445	19,839
Wealth lines of credit (A)	40,930	15,000
Total commercial loans	1,819,388	1,224,678
Installment loans	180,437	132,220
Home equity lines of credit (A)	21,401	21,714
Total loans closed	$2,140,102	$1,463,313

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2026			September 30, 2025
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$939,090	$7,430	3.16%	$963,706	$7,504	3.11%

Loans (B) (C):
Mortgages	668,213	7,909	4.73	650,299	7,337	4.51
Commercial mortgages	2,839,401	36,229	5.06	2,458,008	28,447	4.63
Commercial	3,008,999	48,106	6.39	2,586,780	42,790	6.62
Commercial construction	807	13	6.39	—	—	—
Installment	307,122	4,753	6.14	156,471	2,718	6.95
Home equity	55,640	962	6.86	53,781	1,020	7.59
Other	1,033	4	1.54	363	5	5.43
Total loans	6,881,215	97,976	5.65	5,905,702	82,317	5.58
Interest-earning deposits	226,092	1,679	2.95	304,681	2,960	3.89
Total interest-earning assets	8,046,397	107,085	5.28%	7,174,089	92,781	5.17%
Noninterest-earning assets:
Cash and due from banks	8,293			12,279
Allowance for credit losses	(71,902)			(82,803)
Premises and equipment	41,471			37,608
Other assets	132,562			136,238
Total noninterest-earning assets	110,424			103,322
Total assets	$8,156,821			$7,277,411

LIABILITIES:
Interest-bearing deposits:
Checking	$3,811,998	$26,454	2.75%	$3,640,088	$29,975	3.29%
Money markets	1,315,270	8,848	2.67	1,005,633	7,225	2.87
Savings	106,103	197	0.74	104,777	178	0.68
Certificates of deposit – retail	376,680	2,736	2.88	429,389	3,657	3.41
Subtotal interest-bearing deposits	5,610,051	38,235	2.70	5,179,887	41,035	3.17
Interest-bearing demand – brokered	—	—	—	—	—	—
Total interest-bearing deposits	5,610,051	38,235	2.70	5,179,887	41,035	3.17
Borrowings	111,630	1,133	4.03	—	—	—
Capital lease obligation	1,075	11	4.06	1,242	13	4.19
Subordinated debt	—	—	—	98,954	924	3.74
Total interest-bearing liabilities	5,722,756	39,379	2.73%	5,280,083	41,972	3.18%
Noninterest-bearing liabilities:
Demand deposits	1,583,319			1,261,607
Accrued expenses and other liabilities	115,929			106,630
Total noninterest-bearing liabilities	1,699,248			1,368,237
Shareholders’ equity	734,817			629,091
Total liabilities and shareholders’ equity	$8,156,821			$7,277,411
Net interest income		$67,706			$50,809
Net interest spread			2.55%			1.99%
Net interest margin (D)			3.34%			2.81%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$939,090	$7,430	3.16%	$902,433	$6,947	3.08%

Loans (B) (C):
Mortgages	668,213	7,909	4.73	674,171	8,121	4.82
Commercial mortgages	2,839,401	36,229	5.06	2,728,178	33,116	4.87
Commercial	3,008,999	48,106	6.39	2,854,290	45,245	6.34
Commercial construction	807	13	6.39	746	12	6.45
Installment	307,122	4,753	6.14	219,354	3,457	6.32
Home equity	55,640	962	6.86	57,084	973	6.84
Other	1,033	4	1.54	1,079	4	1.49
Total loans	6,881,215	97,976	5.65	6,534,902	90,928	5.58
Interest-earning deposits	226,092	1,679	2.95	321,314	2,550	3.18
Total interest-earning assets	8,046,397	107,085	5.28%	7,758,649	100,425	5.19%
Noninterest-earning assets:
Cash and due from banks	8,293			7,865
Allowance for credit losses	(71,902)			(66,991)
Premises and equipment	41,471			40,188
Other assets	132,562			131,214
Total noninterest-earning assets	110,424			112,276
Total assets	$8,156,821			$7,870,925

LIABILITIES:
Interest-bearing deposits:
Checking	$3,811,998	$26,454	2.75%	$3,810,661	$25,306	2.66%
Money markets	1,315,270	8,848	2.67	1,194,874	7,665	2.57
Savings	106,103	197	0.74	112,263	205	0.73
Certificates of deposit – retail	376,680	2,736	2.88	396,342	2,947	2.98
Total interest-bearing deposits	5,610,051	38,235	2.70	5,514,140	36,123	2.63
Borrowings	111,630	1,133	4.03	15,087	154	4.09
Capital lease obligation	1,075	11	4.06	1,118	12	4.31
Subordinated debt	—	—	—	—	—	—
Total interest-bearing liabilities	5,722,756	39,379	2.73%	5,530,345	36,289	2.63%
Noninterest-bearing liabilities:
Demand deposits	1,583,319			1,528,479
Accrued expenses and other liabilities	115,929			106,295
Total noninterest-bearing liabilities	1,699,248			1,634,774
Shareholders’ equity	734,817			705,806
Total liabilities and shareholders’ equity	$8,156,821			$7,870,925
Net interest income		$67,706			$64,136
Net interest spread			2.55%			2.56%
Net interest margin (D)			3.34%			3.32%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2026			September 30, 2025
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$925,220	$21,503	3.10%	$1,010,936	$24,087	3.18%

Loans (B) (C):
Mortgages	666,410	23,988	4.80	636,268	21,146	4.43
Commercial mortgages	2,749,181	100,896	4.91	2,423,225	82,017	4.51
Commercial	2,879,869	136,708	6.33	2,520,420	124,909	6.61
Commercial construction	711	35	6.58	—	—	—
Installment	242,244	11,205	6.18	134,883	6,914	6.83
Home equity	56,179	2,871	6.83	50,143	2,811	7.47
Other	914	13	1.90	339	15	5.95
Total loans	6,595,508	275,716	5.59	5,765,278	237,812	5.50
Interest-earning deposits	245,408	5,554	3.03	259,707	7,354	3.78
Total interest-earning assets	7,766,136	302,773	5.21%	7,035,921	269,253	5.10%
Noninterest-earning assets:
Cash and due from banks	8,282			9,646
Allowance for credit losses	(70,221)			(78,040)
Premises and equipment	40,339			34,382
Other assets	134,264			130,645
Total noninterest-earning assets	112,664			96,633
Total assets	$7,878,800			$7,132,554

LIABILITIES:
Interest-bearing deposits:
Checking	$3,779,199	$75,602	2.67%	$3,548,745	$87,168	3.28%
Money markets	1,194,479	22,881	2.56	979,675	20,487	2.79
Savings	110,058	595	0.72	104,983	443	0.56
Certificates of deposit – retail	394,755	8,782	2.97	448,187	12,022	3.58
Subtotal interest-bearing deposits	5,478,491	107,860	2.63	5,081,590	120,120	3.15
Interest-bearing demand – brokered	—	—	—	6,337	210	4.42
Total interest-bearing deposits	5,478,491	107,860	2.63	5,087,927	120,330	3.15
Borrowings	57,569	1,719	3.99	15,215	516	4.53
Capital lease obligation	1,117	35	4.19	1,282	40	4.16
Subordinated debt	21,767	1,207	7.41	108,065	3,287	4.06
Total interest-bearing liabilities	5,558,944	110,821	2.67%	5,212,489	124,173	3.18%
Noninterest-bearing liabilities:
Demand deposits	1,506,443			1,185,955
Accrued expenses and other liabilities	111,106			113,521
Total noninterest-bearing liabilities	1,617,549			1,299,476
Shareholders’ equity	702,307			620,589
Total liabilities and shareholders’ equity	$7,878,800			$7,132,554
Net interest income		$191,952			$145,080
Net interest spread			2.54%			1.92%
Net interest margin (D)			3.30%			2.76%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible common equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity by subtracting goodwill, other intangible assets and preferred stock from total shareholders’ equity. Tangible assets are calculated by subtracting goodwill, and other intangible assets from total assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing total common equity by common shares outstanding at period end. We calculate tangible common equity as a percentage of tangible assets at period end by dividing tangible common equity by tangible assets at period end. Management believes these non-GAAP measures are useful to investors in assessing the amount of capital attributable to common shareholders and facilitate comparisons with other banking organizations that use similar measures.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share, return on average tangible common equity, and efficiency ratio to the underlying GAAP numbers is set forth below.

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2026	2026	2026	2025	2025
Shareholders’ equity	$735,626	$715,785	$699,204	$658,206	$642,550
Less: preferred stock	50,000	30,000	30,000	—	—
Total common equity	685,626	685,785	669,204	658,206	642,550
Less: intangible assets, net	43,116	43,352	43,595	43,839	44,111
Tangible common equity	$642,510	$642,433	$625,609	$614,367	$598,439

Period end shares outstanding	17,727,952	17,718,733	17,708,327	17,558,019	17,548,471
Tangible book value per share	$36.24	$36.26	$35.33	$34.99	$34.10
Book value per share	38.67	38.70	37.79	37.49	36.62

Tangible Equity to Tangible Assets
Total assets	$8,497,546	$7,970,293	$7,698,965	$7,526,409	$7,439,642
Less: intangible assets, net	43,116	43,352	43,595	43,839	44,111
Tangible assets	$8,454,430	$7,926,941	$7,655,370	$7,482,570	$7,395,531

Tangible common equity to tangible assets	7.60%	8.10%	8.17%	8.21%	8.09%
Common equity to assets	8.07%	8.60%	8.69%	8.75%	8.64%

(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Return on Average Tangible Common Equity	2026	2026	2026	2025	2025
Net income available to common shareholders	$18,451	$15,777	$14,153	$12,159	$9,631

Average shareholders’ equity	$734,817	$705,806	$665,537	$647,645	$629,091
Less: average preferred stock	45,000	30,000	2,000	—	—
Total average common equity	689,817	675,806	663,537	647,645	629,091
Less: average intangible assets, net	43,246	43,487	43,741	43,982	44,266
Total average tangible common equity	$646,571	$632,319	$619,796	$603,663	$584,825

Return on average tangible common equity	11.41%	9.98%	9.13%	8.06%	6.59%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Return on Average Tangible Common Equity	2026	2025
Net income available to common shareholders	$48,381	$25,167

Average shareholders’ equity	$702,307	$620,589
Less: average preferred stock	25,824	—
Total average common equity	676,483	620,589
Less: average intangible assets, net	43,490	44,676
Total average tangible common equity	$632,993	$575,913

Return on average tangible common equity	10.19%	5.83%

(Dollars in thousands)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2026	2026	2026	2025	2025
Net interest income	$67,492	$63,921	$59,896	$56,542	$50,573
Total other income	19,996	22,131	22,597	21,659	20,121
Add:
Fair value adjustment for CRA equity security	502	55	84	(56)	(125)
Less:
Loss on loans held for sale at lower of cost or fair value	—	—	—	—	364
Income from life insurance proceeds	—	—	—	(161)
Loss on securities sale, net	—	—	81	—	—
Gain on sale of property	—	—	—	(318)	—
Loss on sale of OREO property	510	—	—	—	—
Total recurring revenue	88,500	86,107	82,658	77,666	70,933

Operating expenses	55,148	55,667	55,440	53,538	52,297
Total operating expense	55,148	55,667	55,440	53,538	52,297

Efficiency ratio	62.31%	64.65%	67.07%	68.93%	73.73%

	For the Nine Months Ended
	September 30,	September 30,
Efficiency Ratio	2026	2025
Net interest income	$191,309	$144,368
Total other income	64,724	60,426
Add:
Fair value adjustment for CRA equity security	641	(362)
Less:
Loss/(gain) on loans held for sale at lower of cost or fair value	—	364
Income from life insurance proceeds	—	—
Loss/(gain) on securities sale, net	81	(7)
Gain on sale of property	—	—
Loss on sale of OREO property	510	—
Gain on lease termination	—	(875)
Total recurring revenue	257,265	203,914

Operating expenses	166,255	153,630
Total operating expense	166,255	153,630

Efficiency ratio	64.62%	75.34%